CONSULTING AGREEMENT

This Agreement is made effective as of August 01, 2018, by and between Nanosensors, INC, of 25422 Trubuco Rd, Ste. 105 -275, Lake Forest, California 92630, and ELOC Holdings Corp, of 25422 Camino Villa, Lake Forest, California 92630.

In this Agreement, the party who is contracting to receive services shall be referred to as "Nano", and the party who will be providing the services shall be referred to as "ELOC".

ELOC has a background in Business Management Technology Services and is willing to provide services to Nano based on this background.

Nano desires to have services provided by ELOC.

Therefore, the parties agree as follows:

1.	DESCRIPTION OF SERVICES. Beginning on August 01, 2018, ELOC will provide the following services (collectively, the "Services"): Coleman Smith

2.
PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by ELOC shall be determined by ELOC. Nano will rely on ELOC to work as many hours as may be reasonably necessary to fulfill ELOC's obligations under this Agreement.

3.
PAYMENT. Nano will pay a fee to ELOC for the Services based on $10,000.00 per month. This fee shall be payable monthly, no later than the fifth day of the month following the period during which the Services were performed.

4.
EXPENSE REIMBURSEMENT. ELOC shall be entitled to reimbursement from Nano for the following "out-of-pocket" expenses:
Travel
Meals, not including alcohol Postage
Copying
NANO Public Company related fees

5.	TERM/TERMINATION. This Agreement may be terminated by either party upon 60 days' written notice to the other party.

6.     RELATIONSHIP OF PARTIES. It is understood by the parties that ELOC is an independent contractor with respect to Nano, and not an employee of Nano. Nano will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of ELOC.

7.	EMPLOYEES. ELOC's employees, if any, who perform services for Nano under this Agreement shall also be bound by the provisions of this Agreement.

8.
INJURIES AND INSURANCE. ELOC acknowledges ELOC's obligation to obtain appropriate insurance coverage for the benefit ofELOC (and ELOC's employees, if any). ELOC waives any rights to recovery from Nano for any injuries that ELOC (and/or ELOC's employees) may sustain while performing services under this Agreement and that are a result of the negligence of ELOC or ELOC's employees.

9.
INDEMNIFICATION. ELOC agrees to indemnify and hold harmless Nano from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against Nano that result from the acts or omissions of ELOC, ELOC's employees, if any, and ELOC's agents.Nano agrees to indemnify and hold harmless ELOC from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against ELOC that result from the acts or omissions of Nano, Nano's employees, if any, and Nano's agents.

10.
OWNERSHIP OF SOCIAL MEDIA CONTACTS. Any social media contacts, including "followers" or "friends," that are acquired through accounts (including, but not limited to email addresses, biogs, Twitter, Facebook, Youtube, or other social media networks) used or created on behalf of Nano are the property of ELOC.

11.	CONFIDENTIALITY. Nano recognizes that ELOC has and will have the following information:

future plans business affairs process information trade secrets copyrights and other proprietary information (collectively, "Information") which are valuable, special and unique assets ofNanosensors, INC and need to be protected from improper disclosure. In consideration for the disclosure of the Information, ELOC agrees that ELOC will not at any time or in any manner, either directly or indirectly, use any Information for ELOC's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of Nano. ELOC will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

This Agreement is in compliance with the Defend Trade Secrets Act and provides civil or criminal immunity to any individual for the disclosure of trade secrets: (i) made in confidence to a federal, state, or local government official, or to an attorney when the disclosure is to report suspected violations of the law; or (ii) in a complaint or other document filed in a lawsuit if made under seal.

12.	CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

13.
RETURN OF RECORDS. Upon termination of this Agreement, ELOC shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in ELOC's possession or under ELOC's control and that are Nano's property or relate to Nano's business.

14.
NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for Nano:
Nanosensors, INC
William Coleman Smith CEO
25422 Trubuco Rd, Ste. 105 -275 Lake Forest, California 92630

IF for ELOC:
ELOC Holdings Corp William Coleman Smith CEO
25422 Camino Villa
Lake Forest, California 92630

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

15.
ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

16.	AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

17.
SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

18.
WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

19.	APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.

20.
INTERRUPTION OF SERVICE. Either party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, laws proclamations, edits, ordinances or regulations, strikes, lock-outs or other serious labor disputes, riots, earthquakes, floods, explosions or other acts of nature. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable interruption. When such events have abated, the parties' respective obligations hereunder shall resume. In the event the interruption of the excused party's obligations continues for a period in excess of thirty (30) days, either party shall have the right to terminate this Agreement upon ten (10) days' prior written notice to the other party.

21.
ASSIGNMENT. ELOC agrees that it will not assign, sell, transfer, delegate or otherwise dispose of any rights or obligations under this Agreement without the prior written consent of Nano. Any purported assignment , transfer,  or delegation shall  be null and void. Nothing in this Agreement shall prevent the consolidation of Nano with, or its merger into, any other corporation, or the sale by Nano of all or substantially all of its properties or assets, or the assignment by Nano of this Agreement and the performance of its obligations hereunder to any  successor  in interest  or any Affiliated  Company.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors , and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

22.	SIGNATORIES. This Agreement shall be signed on behalf of Nano by Coleman Smith, CEO and on behalf of ELOC by Coleman Smith, CEO and effective as of the date first above written.

Party Receiving Services:	Party Providing Services

NANOSENSORS INC.	ELOC HOLDINGS CORP

/s/William Coleman Smith	/s/William Coleman Smith
William Coleman Smith	William Coleman Smith
President/CEO	CEO

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